Exhibit 10.2

AMERISOURCEBERGEN CORPORATION

RESTRICTED STOCK AWARD TO EMPLOYEE

Participant:	Steven H. Collis

Number of Shares Granted:	77,995

Date of Grant:	August 7, 2013

RECITALS

This Restricted Stock Award (the “Award Agreement”) is made by AmerisourceBergen Corporation, a Delaware corporation (the “Company”), pursuant to the AmerisourceBergen Corporation Equity Incentive Plan, as amended (the “Plan”). The Board of Directors of the Company has directed the Compensation and Succession Planning Committee (the “Committee”) to administer the Plan.

WHEREAS, on November 14, 2012, the Company granted to the Participant an option to acquire up to 373,250 Shares (the “November 2012 Option”) with respect to the 2013 fiscal year compensation.  It has been determined that a portion of the November 2012 Option covering 272,423 Shares was invalidly granted and accordingly, the maximum number of Shares subject to the November 2012 Option is 100,827 Shares.

WHEREAS, the Company has agreed to grant and issue to the Participant shares of Restricted Stock (as defined below) and a stock option in replacement of the portion of the November 2012 Option that was deemed to be invalid.  The Restricted Stock award is subject to certain restrictions and the terms and conditions contained in this Award Agreement.

NOW, THEREFORE, in consideration of the foregoing and the premises contained herein and intending to be legally bound hereby:

1.                                      Definitions. Unless otherwise defined herein, capitalized terms used in this Award Agreement shall have the meanings ascribed to them in the Plan. As used herein:

(a)                                 “Average Price” on any measurement date means the average daily closing selling price per Share at the close of regular hours of trading calculated for the immediately preceding ninety (90) consecutive trading days.

(b)                                 “Award” means an award of Restricted Stock hereby granted.

(c)                                  “Date of Grant” means the date on which the Company awarded the Restricted Stock to the Participant pursuant to the Plan.

(d)                                 “Performance Measurement Period” means the period beginning on August 7, 2016 and ending on November 14, 2019.

(e)                                  “Restricted Stock” means the shares of Restricted Stock which are the subject of the Award hereby granted.

(f)                                   “Service Vesting Period” means the period beginning on the Date of Grant and ending on August 6, 2016.

(g)                                  “Shares” mean shares of the Company’s Common Stock.

(h)                                 “Vesting Date” means the date on which the Participant vests in the Restricted Stock pursuant to Paragraph 4.

2.                                      Grant of Restricted Stock.  Subject to the terms and conditions set forth herein and in the Plan, the Company hereby grants to the Participant the Restricted Stock.

3.                                      Restrictions on Restricted Stock.  Subject to the terms and conditions set forth herein and in the Plan, until the Participant vests in the Restricted Stock in accordance with Paragraph 4, the Participant shall not be permitted to sell, transfer, pledge, alienate, encumber or assign the Restricted Stock. Furthermore, until the Participant vests in the Restricted Stock, the Restricted Stock shall not be subject in any manner to attachment or other legal process for the debts of the Participant. The Company shall maintain possession of the certificates respecting the Restricted Stock, until the Participant vests in the Restricted Stock.

4.                                      Vesting.  Subject to the terms and conditions set forth herein and in the Plan, the Participant shall vest in, and the restrictions set forth in Paragraph 3 on each Share of Restricted Stock that has not been forfeited shall lapse, on the first date during the Performance Measurement Period on which the Average Price exceeds $40.21, provided, the Participant has remained continuously employed by the Company through the Service Vesting Period.  Solely for purposes of this Award Agreement, employment with the Company will be deemed to include employment with any Subsidiary of the Company (for only so long as such entity remains a Subsidiary of the Company).

5.                                      Forfeiture of Restricted Stock.  If at any time the Participant is no longer serving the Company as an employee for any reason during the Service Vesting Period or if the Average Price is not attained on any day during the Performance Measurement Period, the Restricted Stock shall be forfeited by the Participant and deemed canceled by the Company. The provisions of this Paragraph 5 shall not apply to Shares of Restricted Stock as to which the restrictions of Paragraph 3 have lapsed.

6.                                      Rights of Participant.  Until the Participant vests in the Restricted Stock, the Participant shall have the right to vote the Restricted Stock.  Any dividends paid on the Restricted Stock during such period shall accrue, but shall not be paid until the vesting of the Restricted Stock.  The accrued dividends shall be paid to the Participant at the same time that the certificates for Shares are delivered in accordance with Paragraph 9; provided, however, no accrued dividends shall be paid if the Restricted Stock is forfeited in accordance with Paragraph 5.

7.                                      Notices.  Any notice to the Company provided for in this instrument shall be addressed to the Committee at 1300 Morris Drive, Chesterbrook, PA 19087, and any notice to the Participant shall be addressed to such Participant at the current address shown on the payroll of the Company, or to such other address as the Participant may designate to the Company in writing. Any notice shall be delivered by hand, sent by telecopy or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service.

8.                                      Securities Laws, etc.  The Committee may from time to time impose any conditions on the Restricted Stock as it deems necessary or advisable to ensure that the Plan and this Award satisfy the conditions of Rule 16b-3, and that Shares are issued and resold in compliance with the Securities Act of 1933, as amended.  The Company may require that the Participant represent that the Participant is holding the Shares for the Participant’s own account and not with a view to or for sale in connection with any distribution of the Shares, or such other representation as the Committee deems appropriate.

9.                                      Delivery of Shares.  Upon the vesting of the Restricted Stock, the Company shall notify the Participant that the restrictions on the Restricted Stock have lapsed.  Within ten (10) business days of the Vesting Date, the Company shall, without payment from the Participant for the Restricted Stock, deliver to the Participant a certificate for the Restricted Stock without any legend or restrictions, except for such restrictions as may be imposed by the Committee, in its sole judgment, under Paragraph 8, provided that no certificates for Shares will be delivered to Participant until appropriate arrangements have been made with the Company for the withholding of any taxes which may be due with respect to such Shares. The Company may condition delivery of certificates for Shares upon the prior receipt from the Participant of any undertakings which it may determine are required to ensure that the certificates are being issued in compliance with federal and state securities laws. The right to payment of any fractional Shares shall be satisfied in cash, measured by the product of the fractional amount times the Fair Market Value of a Share on the Vesting Date determined by the Committee.

10.                               Special Forfeiture and Repayment Rules.

(a)                                 The Participant hereby acknowledges and agrees that in the event that the Participant experiences a Triggering Event (as defined in the Plan) and unless the Committee or its delegate determines otherwise, then:

(i)                                     any portion of the Award that remains subject to restriction as described in Paragraph 3 as of the date the Committee determines that the Participant has experienced a Triggering Event shall be immediately and automatically forfeited; and

(ii)                                  if the restrictions imposed on the Restricted Stock subject to the Award have lapsed within the 12-month period immediately prior to the date of the acts or omissions that gave rise to such Triggering Event or anytime thereafter, within 10 days of receiving written notice from the Company that a Triggering Event has occurred, the Participant shall deliver to the Company a number of unrestricted Shares equal to the number of Shares as to which restrictions have so lapsed during such period; provided that if, at the time delivery of the Shares by the Participant is required, the Participant cannot deliver a number of unrestricted Shares equal to the number of Shares as to which restrictions have so lapsed during such period, in addition to the delivery of the number of unrestricted Shares by the Participant at such time, the Participant shall be required to pay to the Company an amount equal to the product of the number of such Shares as to which restrictions have so lapsed during such period (less the number of Shares contemporaneously delivered by the Participant to the Company), multiplied by the Fair Market Value of one Share as of the date such restrictions lapsed.

(b)                                 The Committee or its delegate shall determine in its sole discretion whether a Triggering Event has occurred with respect to the Participant.

(c)                                  The Participant hereby acknowledges and agrees that the restrictions contained in the Plan are being made for the benefit of the Company in consideration of Participant’s receipt of the Award. The Participant further acknowledges that the receipt of the Award is a voluntary action on the part of the Participant and that the Company is unwilling to provide the Award to the Participant without including the restrictions contained in the Plan.

(d)                                 The Participant consents to a deduction from, and set-off against, any amounts owed to the Participant by the Company or its affiliates from time to time (including, but not limited to, amounts owed to the Participant as wages, severance payments or other fringe benefits) to the extent of the amounts owed to the Company by the Participant under this agreement.

(e)                                  The Special Forfeiture and Repayments provisions of this Award Agreement and the Plan are in addition to, not in lieu of, any other obligation and/or restriction that the Participant may have with respect to the Company, whether by operation of law, contract, or otherwise, including, without limitation, any non-competition and non-solicitation obligations contained in an employment agreement entered into by and between the Participant and the Company or any of its affiliates.

11.                               Miscellaneous.

(a)                                 The Award granted hereunder shall not confer upon the Participant any right to continue in the employment of the Company or any subsidiary or affiliate of the Company.

(b)                                 The Award granted hereunder is subject to the approval of the Plan by the shareholders of the Company to the extent that such approval (i) is required pursuant to the rules and regulations of the New York Stock Exchange, or (ii) is required to satisfy the conditions of Rule 16b-3.

(c)                                  The Participant acknowledges that the Company has not advised the Participant regarding the Participant’s income tax liability in connection with the grant or vesting of the Restricted Stock. The Participant is not relying on any statements or representations of the Company or any of its agents in regard to such liability. The Participant understands that the Participant (and not the Company) shall be responsible for the Participant’s own tax liability that may arise as a result of the transactions contemplated by this Award Agreement.

(d)                                 The validity, performance, construction and effect of this Award shall be governed by and determined in accordance with the law of the State of Delaware, without giving effect to conflicts of laws principles thereof.

(e)                                  The Participant has received a copy of the Plan, a copy of which is attached hereto, has been provided with the opportunity to read the Plan and is familiar with the terms and provisions thereof and hereby accepts this Award subject to all of the terms and provisions of this Award Agreement and the Plan, including, without limitation, the Special Forfeiture and Repayment provisions of the Plan. All decisions or interpretations of the Board or the Committee upon any questions arising under the Plan or this Award Agreement shall be binding, conclusive and final.

12.                               Acknowledgement.  By accepting the terms of this Agreement, the Participant acknowledges that (i) the Participant may exercise the November 2012 Option (subject to the terms and conditions of such option) for up to 100,827 Shares only and (ii) that the November 2012 Option is invalid with respect to 272,423 Shares and the Participant shall have no right to receive any Shares or other consideration with respect to such invalid portion of the November 2012 Option.

13.                               GRANT ACCEPTANCE.  YOU MUST ACCEPT THE TERMS OF THIS AGREEMENT WITHIN 60 DAYS OF RECEIPT. IF YOU DO NOT ACCEPT THE TERMS AS

INSTRUCTED, THIS AGREEMENT WILL AUTOMATICALLY, WITHOUT FURTHER ACTION OF THE COMPANY OR THE COMMITTEE, TERMINATE AND THE AWARD WILL BE FORFEITED AT MIDNIGHT ON THE 60TH DAY.

IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute this Award Agreement effective as of the Date of Grant.

AMERISOURCEBERGEN CORPORATION

/s/ John G. Chou
John G. Chou
Executive Vice President and General Counsel

Accepted:	/s/ Steven H. Collis
Steven H. Collis
President and Chief Executive Officer